Exhibit 99.2

Heritage Commerce Corp

224 Airport Parkway

San Jose, CA 95110

www.heritagecommercecorp.com

Heritage Commerce Corp and Heritage Bank of Commerce Appoints Seth Fonti as

Chief Financial Officer

San Jose, California – July 24, 2025 – Heritage Commerce Corp (NASDAQ: HTBK) (the “Company”), parent company of Heritage Bank of Commerce (the “Bank”), today announced the appointment of Seth Fonti as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective July 24, 2025.

Mr. Fonti brings more than two decades of financial and strategic leadership experience across global and domestic banking institutions. Most recently, he served as Managing Director and Head of Strategy, Corporate Development, and Strategic Finance for MUFG Americas Holding Corporation (“MUFG Americas”), the regional arm of one of the world’s top ten global banks. In this role, he developed and led transformative initiatives across strategy, enterprise-wide financial planning, organizational effectiveness, balance sheet optimization, risk management, and capital planning, positioning him well to add immediate value to the Heritage team.

“Seth is a forward-thinking and trusted financial leader with an impressive record of driving growth, increasing efficiency, and leading through complex transformations,” said Clay Jones, President and Chief Executive Officer of Heritage Bank of Commerce. “His depth of experience and integrity-based approach make him an excellent fit for Heritage as we continue our focus on sustainable growth and strong financial performance.”

“I’m thrilled to be joining Heritage Bank of Commerce during such a dynamic time for the organization,” said Mr. Fonti. “I look forward to working with the talented leadership team to build on the bank’s legacy of client-centered service and strong financial stewardship.”

During his tenure at MUFG Americas, Mr. Fonti established proven agility in setting and executing enterprise strategy, driving enhanced financial performance via growth and efficiency initiatives, enhanced core business profitability, and shaping a simplified, technology-oriented operating model, enabling improved client service and execution. He was hand-selected for MUFG Americas’ Global Leaders Forum as a top 0.1% manager and is widely recognized for his collaborative leadership with a focus on building and developing high performing teams and culture. Prior to MUFG Americas, Mr. Fonti was a financial institutions investment banker with Macquarie Capital, Fox-Pitt Kelton, and JP Morgan, advising on significant M&A, capital markets, and strategic transactions. He holds an M.B.A. in Finance from Georgetown University and a B.A. from Rollins College.

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Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, email:

InvestorRelations@herbank.com